 Exhibit (a)(1)(iv)
Offer by
TRINET GROUP, INC.
to Purchase for Cash
Up to 5,981,308 Shares of its Common Stock At a Purchase Price of $107.00 Per Share

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON AUGUST 28, 2023, UNLESS THE TENDER OFFER IS EXTENDED OR TERMINATED
(THE “EXPIRATION DATE”).

August 1, 2023
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been appointed by TriNet Group, Inc., a Delaware corporation (the “Company”), to act as the Dealer Managers in connection with the offer by the Company to purchase for cash up to 5,981,308 shares of its issued and outstanding common stock, par value $0.000025 per share (the “shares”), at a price of $107.00 per share (the “Purchase Price”), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 1, 2023 (together with any amendments or supplements thereto, the “Offer to Purchase”), the related Letter of Transmittal and the other materials filed as exhibits to the Tender Offer Statement on Schedule TO-I that the Company has filed with the U.S. Securities and Exchange Commission (the “Commission” or the “SEC”) (such materials, collectively, as they may be amended or supplemented from time to time, the “tender offer materials”). The terms and conditions set forth in the tender offer materials collectively constitute the “tender offer.”
On July 30, 2023, the Company entered into a repurchase agreement (the “Repurchase Agreement”) with AGI-T, L.P., a Delaware limited partnership, and A-A SMA, L.P., a Delaware limited partnership (both affiliates of the Company’s largest stockholder, Atairos Group, Inc., and collectively, “Atairos”), which beneficially owned 21,450,259 shares of the Company’s common stock (representing approximately 36% of its outstanding shares) as of July 27, 2023. Pursuant to the Repurchase Agreement, the Company agreed to purchase for cash 3,364,486 shares, as such number may be increased pursuant to the Repurchase Agreement, from Atairos at the Purchase Price (the “Share Repurchase”). If the tender offer is not fully subscribed, but at least 3,644,859 shares are properly tendered and not properly withdrawn pursuant to the tender offer, the 3,364,486 shares to be repurchased from Atairos pursuant to the Repurchase Agreement will be increased such that the Company repurchases from Atairos an additional number of shares equal to the difference between (i) 5,981,308 shares, which is the maximum number of shares the Company is offering to repurchase in the tender offer, and (ii) the number of shares the Company repurchases pursuant to the tender offer; provided that such increase does not cause Atairos to beneficially own less than 33% of the Company’s outstanding shares immediately following the closing of the Share Repurchase (taking into account the shares purchased in the tender offer), which percentage may be further reduced to 30% at Atairos’ sole discretion. If the Company decides to exercise the Two Percent Upsize Option (as defined in the Offer to Purchase), Atairos has agreed to proportionally increase the number of shares it sells pursuant to the Share Repurchase, up to an additional 429,005 shares, so as to continue to beneficially own approximately 36% of the Company’s outstanding shares immediately following the closing of the Share Repurchase (taking into account the shares purchased in the tender offer). If the tender offer is not fully subscribed and fewer than 3,644,859 shares are properly tendered and not properly withdrawn pursuant to the tender offer, the Company will repurchase that number of shares properly tendered and not properly withdrawn pursuant to the tender offer and the Company will repurchase only 3,364,486 shares from Atairos under the Repurchase Agreement. Pursuant to the Repurchase Agreement, Atairos has agreed that it will not, directly or indirectly, purchase or sell shares from the date of the Repurchase Agreement until the 11th business day after the Expiration Date. The Share Repurchase is scheduled to close on the 11th business day following the Expiration Date, or September 13, 2023. See Section 11 of the Offer to Purchase. The Share Repurchase is conditioned upon, among other matters, the completion of the tender offer, which, in turn, is subject to certain conditions, including the Financing Condition (as defined in the Offer to Purchase).
Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, the Company would purchase 5,981,308 pursuant to the tender offer and 3,364,486 shares pursuant to the Share Repurchase for an aggregate of 9,345,794 shares, representing approximately 16% of the Company’s outstanding shares as of July 27, 2023.
If more than 5,981,308 shares are properly tendered in the tender offer and not properly withdrawn, the Company reserves the right to exercise the Two Percent Upsize Option. The Company also expressly reserves the right, in its sole discretion, to purchase additional shares of its common stock or to change the Purchase Price subject to applicable legal and regulatory requirements. See Section 1 of the Offer to Purchase.
Under the tender offer, stockholders of the Company will have the ability to tender all or a portion of their shares at the Purchase Price. The Company will pay the Purchase Price for shares properly tendered and not properly withdrawn pursuant to the tender offer, taking into account the total number of shares tendered. Upon the terms and subject to the conditions of the tender offer, if less than 5,981,308 shares are properly tendered and not properly withdrawn prior to the Expiration Date, the Company will buy all shares properly tendered and not properly withdrawn. If the conditions to the tender offer have been satisfied or waived and more than 5,981,308 shares have been properly tendered and not properly withdrawn prior to the Expiration Date, the Company will purchase properly tendered shares on the basis set forth in the Offer to Purchase and the related Letter of Transmittal, including the provisions relating to “odd lot” priority tenders, proration and conditional tenders.
All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because of proration and conditional tender provisions of the Offer to Purchase, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) from which the transfer had previously been made, at the Company’s expense promptly following the Expiration Date and the guaranteed delivery period.
For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.
Offer to Purchase;

2.
Letter of Transmittal for your use and for the information of your clients;

3.
Notice of Guaranteed Delivery to be used to accept the tender offer if the shares and all other required documents cannot be delivered to the Depositary (as defined in the Offer to Purchase) by the Expiration Date or if the procedures for book-entry transfer cannot be completed on a timely basis; and

4.
A form of letter that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the tender offer.

THE TENDER OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS, INCLUDING THE FINANCING CONDITION. SEE SECTION 7 OF THE OFFER TO PURCHASE.
WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON AUGUST 28, 2023, UNLESS THE TENDER OFFER IS EXTENDED OR TERMINATED.
For shares to be properly tendered pursuant to the tender offer, either of the following must occur:
•
the certificates for the shares or confirmation of receipt of the shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal,

including any required signature guarantees, or an “Agent’s Message” (as defined in the Offer to Purchase) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to 12:00 midnight, New York City time, in each case by the end of the day on the Expiration Date by the Depositary at its address set forth on the back cover page of this document; or
•
the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the related Letter of Transmittal.

The Company will not pay any fees or commissions to any broker or dealer or other person (other than as described in the Offer to Purchase) for soliciting tenders of shares pursuant to the tender offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer materials to their customers. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares pursuant to the tender offer, except as otherwise provided in the Offer to Purchase or Instruction 7 of the Letter of Transmittal. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the Company’s agent or the agent of the Depositary for the purpose of the tender offer.
Any inquiries you may have with respect to the tender offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Dealer Managers or the Information Agent (as described in the Offer to Purchase) at their respective telephone numbers and addresses set forth on the back cover of the Offer to Purchase.
Very truly yours,
Morgan Stanley & Co. LLC
BofA Securities, Inc.
Truist Securities, Inc.
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE DEALER MANAGERS, INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.
Enclosures